Exhibit 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Second Quarter 2009 Results

COLUMBUS, Ohio – (August 13, 2009) – Hexion Specialty Chemicals, Inc., today reported its results for the second quarter and six months ended June 30, 2009. Results for the second quarter of 2009 include:

•

Revenues of $947 million in the second quarter of 2009 compared to $1.67 billion during the prior year period as the sales decline reflected lower volumes, negative foreign currency translation and the contractual pass through of lower raw material prices, which more than offset pricing actions.

•

Operating loss of $24 million for the second quarter of 2009, which included $66 million in impairment costs associated with the idling of certain production facilities and restructuring costs associated with Hexion’s productivity initiatives. This compares to an operating loss of $107 million for the prior year period.

•

Net loss attributable to Hexion Specialty Chemicals, Inc. of $71 million for the 2009 quarter versus a net loss of $181 million in the prior year period. Second quarter 2009 results reflected the same items impacting operating loss and decreased interest expense, as well as a $14 million gain from the extinguishment of debt for amounts less than the face value of the debt securities.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $90 million in the second quarter of 2009 compared to $131 million during the prior year period. Lower volumes and reduced operating rates negatively impacted second quarter Segment EBITDA compared to the second quarter of 2008. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release.)

“As expected, second quarter 2009 sales and volumes improved slightly compared to the first quarter of 2009, but remained significantly below second quarter 2008 levels,” said Craig O.

Morrison, Chairman, President and CEO. “Sequential improvement in second quarter 2009 EBITDA reflected the positive impact of productivity actions, modest volume improvements and seasonality of the business.

“Due to the challenging market conditions, we remain vigilant in our cost control efforts. Since completion of the third quarter of 2008 when Hexion announced its incremental productivity targets, the Company has realized $71 million in productivity savings. These actions have helped to decrease our non-raw material costs by $177 million during the first six months of 2009 across numerous areas, such as utilities, wages, travel, and manufacturing variable expenses. At June 30, 2009 we had an additional $181 million of planned productivity actions in process. Senior management is working closely with our global business leaders to ensure that we achieve our targeted cost savings as planned.”

“Hexion also continues to focus on cash management, evidenced by ongoing working capital improvements in the second quarter of 2009. We were pleased by our cash flow from operations of $97 million in the second quarter of 2009 versus $(7) million in the second quarter of 2008.”

Productivity and Synergy Update

Hexion continues to aggressively reduce costs throughout the Company and it achieved $32 million in productivity savings in the second quarter of 2009. In addition, Hexion expanded its targeted productivity initiatives by an additional $63 million in the second quarter of 2009. Planned productivity actions include additional site restructuring activities, employee reductions and various projects designed to increase the overall operating efficiency of the Company. The Company expects to incur an incremental $32 million to achieve the additional productivity targets.

Most of the actions to obtain the targeted productivity savings will occur over the next six to eighteen months and will include an approximate 20 percent reduction in Hexion’s worldwide staffing levels.

Six Month 2009 Results

Sales for the first six months of 2009 were $1.86 billion, a decrease of $1.44 billion compared to the first half of 2008, driven primarily by volume and raw material price declines across Hexion’s major product lines. In the first half of 2009, the Company had an operating loss of $12 million, which included $85 million in restructuring and impairment costs, compared to an operating loss of $24 million in the first half of 2008. Hexion posted net income of $45 million for the first six months of 2009 versus a net loss of $193 million in the first six months of 2008, which reflected a $32 million decrease in interest expense and a $10 million decrease in income tax expense. In addition, during the first six months of 2009, Hexion recognized a gain of $182 million on the extinguishment of $217 million in face value of outstanding debt securities. In the first six months of 2009, the Company generated $254 million in cash flow from operations versus $11 million in 2008.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the three and six months ended June 30, 2009. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA or adjusted EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release.)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net Sales to Unaffiliated Customers(1)(2):
Epoxy and Phenolic Resins	$398	$697	$782	$1,336
Formaldehyde and Forest Product Resins	267	515	533	1,085
Coatings and Inks	231	358	425	690
Performance Products	51	98	121	193

	$947	$1,668	$1,861	$3,304

Segment EBITDA(2):
Epoxy and Phenolic Resins	$49	$58	$71	$132
Formaldehyde and Forest Product Resins	21	51	42	105
Coatings and Inks	22	12	23	30
Performance Products	15	23	40	44
Corporate and Other	(17)	(13)	(25)	(26)

(1)      Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)      Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

Reconciliation of Segment EBITDA to Net Income (Loss) (Unaudited)

(U.S. Dollars in Millions)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Segment EBITDA:
Epoxy and Phenolic Resins	$49	$58	$71	$132
Formaldehyde and Forest Product Resins	21	51	42	105
Coatings and Inks	22	12	23	30
Performance Products	15	23	40	44
Corporate and Other	(17)	(13)	(25)	(26)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement (expense) income, net	(3)	(167)	27	(176)
Integration and transaction costs	—	(8)	—	(15)
Non-cash charges	(3)	(3)	1	(9)
Unusual items:
Gains (losses) on divestiture of assets	2	3	(1)	10
Business realignments	(22)	(10)	(38)	(13)
Asset impairments	(44)	—	(47)	—
Other	(8)	—	(22)	(7)

Total unusual items	(72)	(7)	(108)	(10)

Total adjustments	(78)	(185)	(80)	(210)
Interest expense, net	(56)	(74)	(120)	(152)
Gain on extinguishment of debt	14	—	182	—
Income tax benefit (expense)	3	1	—	(10)
Depreciation and amortization	(44)	(54)	(88)	(106)

Net (loss) income attributable to Hexion Specialty Chemicals, Inc.	(71)	(181)	45	(193)
Net income attributable to noncontrolling interest	—	2	1	3

Net (loss) income	$(71)	$(179)	$46	$(190)

Liquidity and Capital Resources

At June 30, 2009, Hexion had $3.555 billion of debt. In addition, at June 30, 2009, Hexion had $420 million in liquidity including $132 million of unrestricted cash and cash equivalents, $219 million of borrowings available under our senior secured revolving credit facilities, and $69 million of borrowings available under additional credit facilities at certain domestic and international subsidiaries and an equity commitment from certain affiliates of Apollo Management, L.P.

Hexion was in compliance at June 30, 2009 with all of the terms of its outstanding indebtedness, including the financial covenants. Although Hexion anticipates that the remainder of 2009 will be challenging, the Company expects to have adequate liquidity to fund its ongoing operations and cash debt service obligations for the foreseeable future from cash flows provided by operating activities, amounts available for borrowings under our credit facilities and amounts available from its parent.

Hexion continues to take a number of actions in its efforts to preserve liquidity and improve its cost structure, including:

•

Rationalizing its manufacturing footprint as Hexion ceased production at four locations in the first six months of 2009. In addition, the Company announced a realignment of its U.S.-based Coatings business, which will better align operations with market conditions and significantly reduce operating costs, in the second quarter of 2009.

•

Continuing to focus on reducing working capital (defined as accounts receivable and inventories less accounts and drafts payable) in 2009. In the first six months of 2009, working capital improvements contributed to Hexion’s generation of $254 million of cash from operations compared to $11 million in the first six months of 2008.

•	Reducing discretionary SG&A spending wherever possible. In the first six months of 2009, SG&A expenses decreased by $35 million, or 17 percent, versus the first six months of 2008.

•	Hexion also continues to investigate the sale of non-core assets to further increase liquidity.

As previously announced, during the second quarter of 2009, the Company purchased and extinguished $21 million in face value of its outstanding debt securities for $6 million. The $21 million in face value of repurchased debt securities consisted of $5 million in face value of the

Company’s 8.375% unsecured debentures due 2016, $5 million in face value of the Company’s 9.200% unsecured debentures due 2021 and $11 million in face value of the Company’s 7.875% unsecured debentures due 2023. Future repurchases may be funded through available cash or borrowings from our credit facilities. In the second quarter of 2009, Hexion also purchased $180 million of Hexion LLC outstanding debt for $24 million. In addition, after the second quarter 2009 closed, Hexion purchased $71 million in face value of its various unsecured debentures due 2016 and beyond for approximately $31 million. Any future repurchases will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Outlook

“Looking ahead, we believe the global economy will moderately strengthen during the third quarter of 2009, but we anticipate it will remain significantly below prior year trends,” Morrison said. “Our longer-term visibility remains limited at this time.

“We also believe our strong cash flow generation in the first six months of 2009 and our overall liquidity position should support anticipated increases in working capital in the second half of 2009 due to likely increases in certain raw material costs and an anticipated gradual recovery in volumes.

“We continue to focus on the items we can control, including our cost-control initiatives, site restructuring actions, and serving our global customers. We believe Hexion is well positioned to benefit from the eventual economic rebound.”

Earnings Call

Hexion Specialty Chemicals, Inc. will host a teleconference to discuss Second Quarter 2009 results on Thursday, August 13, 2009, at 1:00 p.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-510-0146

International Participants: 617-614-3449

Participant Passcode: 66053364

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 4 p.m. Eastern Time on August 13, 2009. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 74577739. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also reflects other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility, including reflecting the expected future impact of announced acquisitions and in-process cost saving initiatives. Certain covenants in these agreements (i) require the Company to maintain leverage ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company’s ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). The covenant to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(U.S. Dollars in Millions)	June 30, 2009 LTM Period
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(949)
Income taxes	(26)
Gain on extinguishment of debt	(182)
Interest expense, net	272
Depreciation and amortization expense	185

EBITDA	(700)
Adjustments to EBITDA:
Terminated merger and settlement costs(1)	824
Integration costs(2)	12
Net income attributable to noncontrolling interest	(3)
Non-cash items(3)	63
Unusual items:
Loss on divestiture of assets	6
Business realignments(4)	66
Derivative settlement(5)	37
Other(6)	41

Total unusual items	150

Productivity program savings(7)	181

Adjusted EBITDA	$527

Fixed charges(8)	$205

Ratio of Adjusted EBITDA to Fixed Charges(9)	2.57

(1)

Represents accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation, including the $550 million payment to Huntsman to terminate the merger and settle litigation and the non-cash push-down of settlement costs paid by Apollo of $200 million, net of Apollo’s recovery of $15 million in insurance proceeds related to the $200 million settlement payment. Also represents legal settlement accruals pertaining to the New York Shareholder Action.

(2)	Primarily represents redundancy and incremental administrative costs associated with integration programs. Also includes costs to implement a new consolidations and financial reporting system.
(3)

Represents non-cash charges of $71 million for impairments of property and equipment and intangible assets, impairments of goodwill and accelerated depreciation. Also represents stock-based compensation and unrealized foreign exchange and derivative activity.

(4)	Represents plant rationalization and headcount reduction costs related to productivity programs and other business realignments.
(5)	Represents derivative settlements on a portion of our cross currency and interest rate swaps.
(6)	Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, and realized foreign currency activity.
(7)	Represents pro-forma impact of in-process productivity program savings.
(8)	Reflects pro forma interest expense based on interest rates at July 30, 2009 as if our repurchases of our outstanding debt securities had taken place at the beginning of the period.
(9)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 under our indenture for the Second Priority Senior Secured Notes. As of June 30, 2009, the Company was able to satisfy this covenant. Non compliance with this covenant would limit the Company’s ability to incur additional indebtedness.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2008 Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as the current credit crises and economic downturn and their related impact on liquidity and the industry sectors we serve, or an interruption in the supply of or increased pricing of raw materials due to natural disasters; competitive factors such as pricing actions by our competitors that could affect our operating margins; and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2008 Annual Report on Form 10-K and in our other reports filed with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three Months ended June 30,
(In millions)	2009	2008
Net sales	$947	$1,668
Cost of sales	823	1,491

Gross profit	124	177
Selling, general and administrative expense	85	99
Terminated merger and settlement expense, net	3	167
Integration costs	—	8
Asset impairments	44	—
Other operating expense, net	16	10

Operating loss	(24)	(107)
Interest expense, net	56	74
Gain on extinguishment of debt	(14)	—
Other non-operating expense, net	9	—

Loss before income tax, earnings from unconsolidated entities	(75)	(181)
Income tax benefit	(3)	(1)

Loss before earnings from unconsolidated entities	(72)	(180)
Earnings from unconsolidated entities, net of taxes	1	1

Net loss	(71)	(179)
Net income attributable to noncontrolling interest	—	(2)

Net loss attributable to Hexion Specialty Chemicals, Inc.	$(71)	$(181)

Comprehensive loss attributable to Hexion Specialty Chemicals, Inc.	$(5)	$(153)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Six Months ended June 30,
(In millions)	2009	2008
Net sales	$1,861	$3,304
Cost of sales	1,647	2,920

Gross profit	214	384
Selling, general and administrative expense	168	203
Terminated merger and settlement (income) expense, net	(27)	176
Integration costs	—	15
Asset impairments	47	—
Other operating expense, net	38	14

Operating loss	(12)	(24)
Interest expense, net	120	152
Gain on extinguishment of debt	(182)	—
Other non-operating expense, net	5	6

Income (loss) before income tax, earnings from unconsolidated entities	45	(182)
Income tax expense	—	10

Income (loss) before earnings from unconsolidated entities	45	(192)
Earnings from unconsolidated entities, net of taxes	1	2

Net income (loss)	46	(190)
Net income attributable to noncontrolling interest	(1)	(3)

Net income (loss) attributable to Hexion Specialty Chemicals, Inc.	$45	$(193)

Comprehensive income (loss) attributable to Hexion Specialty Chemicals, Inc.	$77	$(125)

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions, except share data)	June 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents (including restricted cash of $15 and $6, respectively)	$147	$127
Short-term investments	2	7
Accounts receivable (net of allowance for doubtful accounts of $24)	467	582
Inventories:
Finished and in-process goods	235	328
Raw materials and supplies	102	141
Other current assets	73	84

Total current assets	1,026	1,269

Other assets, net	102	108
Property and equipment
Land	106	98
Buildings	312	307
Machinery and equipment	2,268	2,157

	2,686	2,562
Less accumulated depreciation	(1,262)	(1,101)

	1,424	1,461
Goodwill	173	170
Other intangible assets, net	165	172

Total assets	$2,890	$3,180

Liabilities and Shareholder’s Deficit
Current liabilities
Accounts and drafts payable	$431	$372
Debt payable within one year	109	113
Affiliated debt payable	4	—
Interest payable	41	51
Income taxes payable	44	34
Other current liabilities	257	309

Total current liabilities	886	879

Long-term liabilities
Long-term debt	3,342	3,746
Affiliated long-term debt	100	—
Long-term pension and post employment benefit obligations	257	259
Deferred income taxes	113	122
Other long-term liabilities	127	128
Advance from affiliates	225	225

Total liabilities	5,050	5,359

Commitments and contingencies

Shareholder’s Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2009 and December 31, 2008	1	1
Paid-in capital	505	517
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	—
Accumulated other comprehensive income	34	2
Accumulated deficit	(2,397)	(2,442)

Total Hexion Specialty Chemicals, Inc. shareholder’s deficit	(2,177)	(2,218)

Noncontrolling interest	17	39

Total shareholder’s deficit	(2,160)	(2,179)

Total liabilities and shareholder’s deficit	$2,890	$3,180

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Six months ended June 30,
(In millions)	2009	2008
Cash flows provided by operating activities
Net income (loss)	$46	$(190)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	88	106
Gain on extinguishment of debt	(182)	—
Pushdown of recovery of expense paid by shareholder	(15)	—
Write-off of deferred acquisition costs	—	101
Stock-based compensation expense	3	2
Loss (gain) on disposal of assets, net of tax	1	(8)
Non-cash impairments and accelerated depreciation	48	10
Deferred tax (benefit) provision	(9)	10
Other non-cash adjustments	(6)	—
Net change in assets and liabilities:
Accounts receivable	125	(38)
Inventories	134	(16)
Accounts and drafts payable	53	33
Income taxes payable	8	12
Other assets, current and non-current	5	8
Other liabilities, current and long-term	(45)	(19)

Net cash provided by operating activities	254	11

Cash flows used in investing activities
Capital expenditures	(57)	(50)
Capitalized interest	(2)	—
Proceeds from matured debt securities	5	—
Change in restricted cash	(7)	—
Proceeds from the sale of assets	4	13

Net cash used in investing activities	(57)	(37)

Cash flows used in financing activities
Net short-term debt repayments	(4)	(8)
Borrowings of long-term debt	252	514
Repayments of long-term debt	(487)	(532)
Net borrowings of affiliated debt	104	—
Purchase of note receivable due from parent	(24)	—
Deconsolidation of noncontrolling interest in variable interest entity	(24)	—
Payments of dividends on common stock	(9)	(1)

Net cash used in financing activities	(192)	(27)

Effect of exchange rates on cash and cash equivalents	6	5
Increase (decrease) in cash and cash equivalents	11	(48)
Cash and cash equivalents (unrestricted) at beginning of period	121	199

Cash and cash equivalents (unrestricted) at end of period	$132	$151

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